Aligos Therapeutics, Inc.

September 4, 2024

Dear Hardean:

As you have indicated an interest in joining Aligos Therapeutics, Inc., a Delaware corporation (the “Company”), I am pleased to offer you full-time employment in the regular exempt position of Executive Vice President, Chief Medical Officer effective as of your initial date of employment, which is currently anticipated to be on or about September 23, 2024, in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by your supervisor. You will report to Lawrence Blatt, President & Chief Executive Officer, or such other individual as the Company may designate, and will be initially headquartered in our offices located in South San Francisco, California, except for such travel as may be necessary to fulfill your responsibilities. In the course of your employment with Company, you will be subject to and required to comply with all Company policies, and applicable laws and regulations.

You will be paid a base salary at the annual rate of $495,000.00 (subject to required tax withholding and other authorized deductions). Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time. In addition to your base salary, you may be eligible to earn an annual cash performance bonus, at the discretion of the Board of Directors, based on the attainment of performance metrics and/or individual performance objectives, in each case established and evaluated by the Company in its sole discretion. Your target annual bonus shall be 40% of your base salary, but the actual amount of your annual bonus may be more or less (and may equal zero), depending on the attainment of applicable performance criteria.

Such annual bonus shall be paid within two and a half months following the year to which the annual bonus relates and will be contingent upon your continued employment through the end of the year to which the annual bonus relates. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

In connection with entering into this offer letter, following the commencement of your employment with the Company, the Company will recommend to the Board of Directors of the Company (the “Board”) that it grant you an option to purchase 75,000 shares of the Company’s common stock (the “Stock Option”) at a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined by the Board in its sole discretion), provided that you are employed by the Company on the date of grant. Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the date you commence employment with the Company and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter. The Stock Option will otherwise be subject to the terms and conditions of the applicable equity plan (as amended, the “Plan”) and a stock option agreement to be entered into between you and the Company (the “Stock Option Agreement”).

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees, including group health plans, life, disability and AD&D insurances, and a 401k Plan. Any Sign-on and/or retention bonuses received are NOT eligible for 401k deductions or employer match.

In addition, during your employment, you will be eligible for other standard benefits, such as paid time off and holidays to the extent applicable generally to other similarly situated employees of the Company. Upon commencement of your employment, you will accrue paid time off at the rate of 13.33 hours per month (i.e., 4 weeks per year) plus 40 hours of paid sick leave each calendar year. The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

You will also be covered under the Executive Change in Control and Severance Agreement and the Indemnification Agreement, copies of which are attached hereto, to be entered into upon commencement of your employment.

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please discuss that with me in advance of accepting another position.

As a condition of employment, you will be required to (1) sign and comply with a Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, (2) execute a satisfactory I-9 Immigration form and provide sufficient documentation establishing your employment eligibility in the United States of America, and (3) provide satisfactory proof of your identity as required by United States law. This offer, and any employment pursuant to this offer, is also conditioned upon your consent to, and results satisfactory to the Company of reference and background checks. Until you have been informed in writing by Company that such checks have been completed and the results found satisfactory, you may wish to defer reliance on this offer.

By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with the Company is “at will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and me as the President of the Company.

If you accept this offer, this letter and the Proprietary Information and Invention Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Proprietary Information and Invention Assignment Agreement or contrary to those contained in this letter or the Proprietary Information and Invention Assignment Agreement, that may have been made to you are expressly cancelled and superseded by this offer. This offer letter shall be interpreted and construed in accordance with California law without regard to any conflicts of laws principles.

(signature page follows)

Please sign and date this letter and the Proprietary Information and Invention Assignment Agreement, and return it to Shannon Stakes at #######@aligos.com if you wish to accept this offer of employment at the Company under the terms described above, by Friday, September 6, 2024 after which time this offer of employment will expire. If you accept our offer, we would like you to commence your employment with us on or about Monday, September 23, 2024.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Aligos Therapeutics, Inc.

By: /s/ Lawrence Blatt

Name: Lawrence Blatt

Title: President & CEO

Accepted by:

/s/ Hardean Achneck

Hardean Achneck

2024/09/04

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